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                                                                    Exhibit 4(d)

                                 AMENDMENT NO. 1
                                       TO
                          THE LINCOLN ELECTRIC COMPANY
                              EMPLOYEE SAVINGS PLAN
                          (EFFECTIVE NOVEMBER 1, 1994)

                  The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 1 to The Lincoln Electric Company Employee Savings Plan (Effective November 1, 1994). The provisions of this Amendment shall be effective as of November 1, 1994.

                                       I.

                  Section 1.1(22) and Section 3.5(1) of the Plan are hereby amended by deleting the reference to "section 402(a)(8)" and substituting therefor "section 402(e)(3)".

                                       II.

                  Section 1.1(27) of the Plan is hereby amended in its entirety to read as follows:

         "(27) Enrollment Date: November 16, 1994, the first day of each January, April, July and October thereafter, and the Wednesday immediately preceding each Thanksgiving Day after 1994."

                                      III.

                  Section 1.1(31)(a) of the Plan is hereby amended by deleting the words "Unless the Company elects one of the simplified methods contained in section 414(q)(12) of the Code or Revenue Procedure 93-42," and substituting therefor the following:

         "Unless the Company elects one of the simplified methods contained in section 414(q)(12) of the Code or Section 4 of Revenue Procedure 93-42 (including, if elected, the use of a 'snapshot day' as provided in such Procedure) the provisions of which are hereby incorporated by reference,"

                                       IV.

                  Section 6.6(2) of the Plan is hereby amended in its entirety to read as follows:

                  "(2)(a) To the extent required under the Code, distributions under the Plan shall be made in a manner which satisfies section 401(a)(9) of the Code and Treasury Regulations issued thereunder (including the incidental death benefit requirement of Prop. Treas. Reg. Section 1.401(a)(9)(2), which provisions and Regulations are incorporated into the Plan by reference; provided, however, that such provisions of the Code and Regulations shall override the other

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         distribution provisions of the Plan only to the extent that such other
         Plan provisions provide for distribution that is less rapid than required under the provisions of the Code and Regulations. Nothing contained in this Section shall be construed as providing any optional forms of payment that are not available under the other distribution provisions of the Plan.

                  (b) To the extent required by section 401(a)(9) of the Code, the Vested Interest of a Member who has not commenced receiving a distribution under the Plan shall commence to be distributed to such Member not later than April 1 of the calendar year following the calendar year in which he attains age 70 1/2.

                  (c) The Vested Interest of a Member described in paragraph (b) of this Subsection shall be distributed in the manner described in Section 6.3 (as if the Member has incurred an Employment Severance, whether or not the Member has in fact incurred an Employment Severance), provided that the amount distributed in any year shall not be less than the amount required to be distributed under section 401(a)(9) of the Code and the Regulations issued thereunder. For purposes of determining the amount to be distributed in any year pursuant to this paragraph, a Member's Vested Interest shall be based on the value of the Member's Account on the Valuation Date immediately preceding the date of the distribution.

                  (d) If distributions to a Member have commenced and the Member dies before his entire Vested Interest has been distributed to him, the remaining portion of such Interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of the Member's death.

                  (e) If a Member dies before the distribution of his Vested Interest has commenced, his Vested Interest shall be distributed as provided in Section 6.2 or 6.4, as applicable."

                  EXECUTED at Cleveland, Ohio, this 16th day of December, 1994.

                                        THE LINCOLN ELECTRIC COMPANY

                                        By /s/ H. Jay Elliot
                                           -----------------------------
                                           Title: Vice President, CFO
                                                  Treasurer and Acting Secretary

                                        And ____________________________
                                            Title:

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